Exhibit 10.5

Covered Employee Version

AOL INC.

AOL INC. 2010 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF SPSU AWARD

AOL Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named below the number of SPSUs specified below (the “SPSU Award” or the “SPSUs”), upon the terms and subject to the conditions set forth in this Notice, the SPSU Award Agreement attached hereto as Attachment B (the “SPSU Award Agreement”), the AOL Inc. 2010 Stock Incentive Plan (the “Plan”), and the SPSU Terms and Conditions (“Terms and Conditions”) provided to the Participant, each as amended from time to time. The Target Number of SPSUs specified below represents the number of SPSUs you have the opportunity to receive based on the attainment of the Performance Criteria specified herein and your continued employment. Each SPSU is equal in value to one share of the Company’s common stock, par value $0.01 (a “Share”). This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Terms and Conditions, the SPSU Award Agreement and this Notice.

Name of Participant:

Date of Grant:

Target Number of SPSUs:

Performance Period:

Performance Criteria:

The number of SPSUs that will be treated as provisionally earned will be determined based upon achievement of the performance criteria set forth on Attachment A hereto (the “Performance Criteria”). The date upon which the Committee or its delegate determines the number of SPSUs that have been provisionally earned is the “Determination Date.”

Any SPSUs that are not provisionally earned based upon this determination shall be immediately canceled and forfeited. Only provisionally earned SPSUs may become vested based upon the Participant’s continued Employment in accordance with the vesting schedule set forth in this Notice and become fully earned without restriction upon both vesting and compliance with the Participant’s various covenants set forth in the Terms and Conditions.

Vesting:

Subject to the Participant’s continued Employment through the applicable Vesting Date, provisionally earned SPSUs will vest in accordance with the following schedule:

(a) one-half will vest on the Determination Date; and

(b) one-half will vest on the first anniversary of the Determination Date (each a “Vesting Date”).

If the percentage of the aggregate number of SPSUs scheduled to vest on a Vesting Date is not a whole number of SPSUs, then the amount vesting on such Vesting Date shall be rounded down to the nearest whole number of SPSUs for each Vesting Date, except that the amount vesting on the final Vesting Date shall be such that 100% of the aggregate number of SPSUs provisionally earned shall be cumulatively vested as of the final Vesting Date.

You and the Company both agree that this Award is granted under and governed by all of the terms and conditions of this Notice, the SPSU Award Agreement attached as Attachment B, the Terms and Conditions and the Plan, each as amended from time to time, provided to you with this Notice. You understand and agree that your unrestricted right to enjoy any benefits under this SPSU Award is contingent upon some or all of the SPSUs granted to you becoming provisionally earned and vested as described in this Notice as well as your continuing compliance with the various covenants set forth in the Terms and Conditions, and that failure of any of the preceding requirements to be fully satisfied will result in some or all of the SPSUs not to become fully earned and unrestricted. Your acknowledgement of and agreement with the terms of this Award confirms that you have carefully read and understand this Notice, the SPSU Award Agreement, the Terms and Conditions and the Plan and that you have had an opportunity to obtain the advice of counsel before signing this Notice. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions relating to the Plan, the Terms and Conditions, this Notice or the SPSU Award Agreement.

You and the Company further agree that you are no longer entitled to participate in any other cash or special incentive plan or program of the Company or an Affiliate with respect to any performance period beginning on or after January 1, 20     for any SPSU Award granted to you, including                     . Your participation in any such plan or program will cease as of the Date of Grant of your SPSU Award.

The preceding paragraph does not apply to your eligibility to participate in the ABP, the Company’s Annual Incentive Plan for Executive Officers, or the Plan.

PARTICIPANT:	AOL INC.

By:
Participant’s Signature	Name:
Title:

ATTACHMENT A

PERFORMANCE-BASED VESTING CRITERIA

Subject to achievement of the threshold performance requirements set forth below, you will be entitled to earn a number of SPSUs based on your Target Number of SPSUs set forth in this Notice and the Company’s performance during the Performance Period.

Threshold Performance Requirements:

In order for any SPSUs to be provisionally earned, the minimum performance threshold with respect to each of the Company metrics under the Company’s Annual Bonus Plan (“ABP”) for the Performance Period must be achieved and your Brand/Segment/Group payout percentage (in the aggregate, if applicable) under the ABP for the Performance Period must be 100% or greater. Unless otherwise provided by the Committee, if any of these minimum performance requirements are not achieved, no SPSUs shall be provisionally earned and your Award shall be immediately cancelled.

Performance Goals:

                              (                    ) SPSUs, less the number of any Awards previously granted to you that are counted towards such limit in calendar year              will be provisionally earned if the Company achieves positive Adjusted Net Income for the Performance Period. For this purpose, positive Adjusted Net Income for the Performance Period is defined as income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $3 million, (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $3 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) the impact of current year changes to accounting standards and tax laws, and (j) the impact of taxes on the items described in (a) through (i). The Committee shall certify achievement of the positive Adjusted Net Income goal in writing. If positive Adjusted Net Income for the Performance Period is not achieved, no SPSUs shall be provisionally earned and your Award shall be immediately cancelled.

If positive Adjusted Net Income is achieved, the Committee shall adjust the number of SPSUs that are provisionally earned downward based upon the Target Number of SPSUs set forth in this Notice multiplied by your Brand/Segment/Group payout percentage under the ABP for the Performance Period. For example, if your Brand/Segment/Group payout percentage under the ABP for the Performance Period is equal to 110%, the number of SPSUs that will be provisionally earned under this SPSU Award will be equal to 110% multiplied by your Target Number of SPSUs. The Committee shall have the discretion to adjust the number of SPSUs that are provisionally earned under this SPSU Award based on this formula downward in its sole discretion. Notwithstanding the foregoing, the maximum number of SPSUs that may be provisionally earned following application of this formula may not exceed              percent (        %) of your Target Number of SPSUs.

Notwithstanding the foregoing, in the event of Participant’s termination of Employment as contemplated in paragraphs 5 and 6 of the SPSU Award Agreement prior to the end of the Performance Period the positive Adjusted Net Income performance requirements shall no longer apply.

Notwithstanding the foregoing, in the event of a Participant’s termination of Employment as provided in paragraph 6 of the SPSU Award Agreement upon or following the occurrence of a Change in Control but prior to the end of the Performance Period, except as the Committee or its delegate may otherwise provide in its sole discretion, (a) the actual performance level achieved with respect to the “Performance Goals” set forth above as of the Participant’s termination of Employment shall be determined as of the date of the Change in Control based on what the Participant’s Brand/Segment/Group payout percentage would be under the ABP if such payout percentage were determined as of the last completed fiscal quarter during the Performance Period preceding the date of the Change in Control, and (b) achievement of the “Threshold Performance Requirements” described above shall be determined as of the date of the Change in Control based upon performance determined as of the last completed fiscal quarter during the Performance Period preceding the date of the Change in Control. Each of the “Threshold Performance Requirements” shall be pro-rated, if applicable, based on the number of completed fiscal quarters during the Performance Period prior to the date of the Change in Control compared to the total number of fiscal quarters in the Performance Period, except as the Committee may otherwise determine in its sole discretion.

Determinations of the Committee, or its delegate, regarding achievement of all performance goals will be final and binding on the Participant.

ATTACHMENT B

AOL INC.

SPSU AWARD AGREEMENT

WHEREAS, the Company has adopted the Plan and the SPSU Terms and Conditions (each as defined below), the terms of which are hereby incorporated by reference and made a part of the Notice and this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the segment performance share units (the “SPSUs”) provided for in the Notice to the Participant pursuant to the Plan, the Terms and Conditions and the terms set forth in the Notice and herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan, the Terms and Conditions or the Notice.

(a)	“Cause” means, “Cause” as defined in an employment agreement or offer letter between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) Participant’s insubordination, willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

(b)	“Disability” means, “Disability” as defined in an employment agreement or offer letter between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

(c)	“Good Reason” means “Good Reason” as defined in an employment agreement or offer letter between the Company or any of its Affiliates and the Participant, if any.

(d)	“Notice” means the Notice of Grant of SPSU Award to which this Agreement is attached and made part of.

(e)	“Participant” means an individual to whom SPSUs have been awarded pursuant to the Plan and the Terms and Conditions and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

(f)	“Performance Criteria” means the Performance Criteria set forth in the Notice.

(g)	“Plan” means the AOL Inc. 2010 Stock Incentive Plan, as the same may be amended, supplemented or modified from time to time.

(h)	“Shares” means shares of common stock of the Company, $0.01 par value per share.

(i)	“Terms and Conditions” means those SPSU Terms and Conditions governing SPSUs adopted by the Company, as the same may be amended, supplemented or modified from time to time.

(j)	“Vesting Date” means any Vesting Date set forth in the Notice or this Agreement.

2.	Grant of SPSUs. The Company grants to the Participant the number of SPSUs set forth in the Notice on the Date of Grant set forth in the Notice (the “SPSU Award”), subject to the terms, conditions, and adjustments set forth in the Notice, this Agreement, the Terms and Conditions, and the Plan. Each SPSU represents the unfunded, unsecured, contingent right of the Participant to receive upon vesting either one Share for each vested SPSU or an equivalent amount of cash, or a combination of cash and Shares, as determined in the sole discretion of the Committee. SPSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.

Dividend Equivalents and Retained Distributions. If on any date while SPSUs are outstanding hereunder the Company shall pay a cash dividend to the holders of its Shares, for each SPSU held by the Participant on the record date, the Participant shall be credited with a bookkeeping entry an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”). If on any date while SPSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each SPSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”). Dividend Equivalents and Retained Distributions will not bear interest and will be subject to the same performance and vesting conditions as the SPSU to which they relate. If any SPSU is forfeited for any reason, including as a result of the failure to attain the Performance Criteria, any Dividend Equivalent or Retained Distributions attributable to such SPSU shall be forfeited on the date on which the underlying SPSU is forfeited. At the time the underlying SPSUs become vested, the Committee shall have discretion to pay any accrued Dividend Equivalents or Retained Distributions either in cash or in Shares. Any Dividend Equivalents or Retained Distributions payable under this paragraph 3 shall be paid or settled on the settlement date for the underlying SPSU. Notwithstanding anything else contained in this paragraph 3, no payment of Dividend Equivalents or Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Determination of SPSUs Provisionally Earned, Vesting and Settlement of SPSUs.

(a)	By March 15 of the year following the end of the Performance Period, the Committee shall determine the extent to which SPSUs have been provisionally earned on the basis of the Company’s actual performance in relation to the Performance Criteria for the Performance Period; provided, however, that the Committee or its delegate may exercise its discretion (reserved under the Terms and Conditions) to reduce the amount of SPSUs deemed provisionally earned to the extent permitted under the Terms and Conditions. With respect to any SPSU Award granted to a Covered Employee, the Committee shall certify the results in writing in accordance with the Terms and Conditions and Section 9 of the Plan. Any SPSUs that are not, based on the Committee’s determination, provisionally earned based upon performance shall be immediately canceled and forfeited. The number of SPSUs that are provisionally earned shall be rounded down to the nearest whole SPSU. Only provisionally earned SPSUs may subsequently become vested and the Company shall have no obligation to settle or otherwise make any payment to the Participant with respect to SPSUs that are provisionally earned but do not subsequently become vested.

(b)	Subject to the terms and provisions of the Plan, the Terms and Conditions, the Notice and this Agreement, no later than 60 days after any Vesting Date with respect to any portion of the SPSU Award, the Company shall settle the provisionally earned and vested SPSUs in either one Share for each vested SPSU or the equivalent amount of cash for each vested SPSU, or a combination thereof. The amount of cash will be determined on the basis of the Fair Market Value of a Share on the Vesting Date. The Company shall also settle at the same time Dividend Equivalents and Retained Distributions covered by that portion of the SPSU Award. In lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such SPSUs and any Dividend Equivalents or Retained Distributions relating thereto shall occur only upon the achievement of the Performance Criteria set forth in the Notice of Grant and if the Participant has continued in Employment of the Company or any of its Affiliates on the applicable Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

(c)	SPSUs Extinguished. Upon settlement of each vested SPSU in accordance with the Notice and this Agreement, a number of SPSUs equal to the number of SPSUs settled shall be extinguished and such number of SPSUs will not be considered to be held by the Participant for any purpose.

(d)	Section 409A. Notwithstanding anything else contained in the Notice and this Agreement, no payment in settlement of any vested SPSU shall be paid, issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

5.	Termination of Employment.

Subject to the provisions of the Plan, the Terms and Conditions, the Notice and this Agreement and the terms of any employment agreement or offer letter between the Company or any of its Affiliates and the Participant that provides for the treatment of SPSUs that is more favorable to the Participant than this paragraph 5:

(a)	If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant for any reason other than those described in clause (b) below prior to a Vesting Date with respect to the Award, then any unvested SPSUs and all Dividend Equivalents and Retained Distributions relating thereto shall be cancelled and completely forfeited on the date of any such termination.

(b)	If the Participant’s Employment terminates as a result of his or her death or Disability and paragraph 6 below is not applicable, then the SPSUs for which a Vesting Date has not yet occurred and all Dividend Equivalents and Retained Distributions relating thereto shall, to the extent the SPSUs were not extinguished prior to such termination of Employment, vest as follows:

(i)	If the Participant’s Employment terminates prior to the end of the Performance Period, such SPSUs will vest pro-rata (based on the number of completed months during the Performance Period compared to the total number of months in the Performance Period) based on the Company’s actual performance in relation to the Performance Criteria for the Performance Period. For this purpose, the Determination Date shall be treated as the Vesting Date.

(ii)	If the Participant’s employment terminates following the end of the Performance Period, any provisionally earned but unvested SPSUs shall vest as of the date of termination of Employment. For this purpose, the Vesting Date shall be the later of (i) the Determination Date or (ii) the date of the Participant’s termination of Employment.

(c)	SPSUs that vest pursuant to this paragraph 5 shall be settled, as soon as practicable, but in no event later than 60 days following such Vesting Date, along with the Dividend Equivalents and Retained Distributions related thereto.

(d)	For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate; provided, that such leave of absence constitutes a bona fide leave of absence and not a Separation From Service under Treas. Reg. 1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company at 770 Broadway, New York, New York, 10003, attention: General Counsel, but such notice shall not be required for the leave of absence to be considered approved.

(e)	In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, and subject to paragraph 6 and the terms of any employment agreement or offer letter entered into by the Participant and the Company that provides for the treatment of SPSUs upon the Participant’s termination of Employment that is more favorable to the Participant than this paragraph 5, the Participant shall have no claim against the Company with respect to the SPSUs and related Dividend Equivalents and Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. In the event a Change in Control, subject to paragraph 7, occurs, to the extent that any such occurrence also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change of Control Event”), and the Award is outstanding upon or within 12 months following the date of such Change in Control, the Participant’s Employment with the Company and its Affiliates is terminated (i) by the Company other than for Cause (unless such termination is due to death or Disability), (ii) by the Participant for Good Reason (if in an employment agreement or offer letter between the Company or any of its Affiliates and the Participant includes a right of the Participant to resign for Good Reason) or (iii) on account of death or Disability, then the Award will vest as follows:

(i)	If the Participant’s Employment terminates prior to the end of the Performance Period, then the SPSUs will vest based on the actual performance level achieved as of the date of the Change in Control determined as set forth in the Notice. For this purpose, the date of Participant’s termination of Employment shall be treated as the Vesting Date.

(ii)	If the Participant’s employment terminates following the end of the Performance Period, any provisionally earned but unvested SPSUs shall vest as of the date of termination of Employment. For this purpose, the Vesting Date shall be the later of (i) the Determination Date or (ii) the date of the Participant’s termination of Employment.

SPSUs that vest pursuant to this paragraph 6 shall be settled, as soon as practicable, but in no event later than 60 days following such Vesting Date, along with the Dividend Equivalents and Retained Distributions related thereto; provided, however, that notwithstanding the foregoing, to the extent that any such occurrence does not constitute a 409A Change of Control Event, the SPSUs shall vest as described under this paragraph 6, but the settlement of the vested SPSUs shall be made at the times otherwise provided hereunder as if no Change of Control had occurred. Nothing in this paragraph 6 shall limit, abridge or otherwise modify the authority of the Committee pursuant to Section 10 of the Plan.

7.	Limitation on Acceleration.

(a)	Calculation and Possible Benefit Reduction. If at any time or from time to time, it shall be determined by independent tax professionals selected by Company (“Tax Professional”) that any payment or other benefit due to Participant pursuant to the Notice and this Agreement or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this paragraph 7, become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to Section 409A of the Code (“Excise Taxes”), then Participant’s Potential Parachute Payment shall be either (a) provided to Participant in full, or (b) provided to Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”).

(b)	Implementation of Calculations and Any Benefit Reduction Under Paragraph 7. In the event of a reduction of benefits pursuant to paragraph 7(a), the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in paragraph 7(a). For purposes of making the calculations required by paragraph 7(a), the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Company and Participant shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under paragraph 7(a). Company shall bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by paragraph 7(a).

(c)	Potential Subsequent Adjustments.

(i)	If, notwithstanding any calculations performed or reduction in benefits imposed as described in paragraph 7(a), the IRS determines that Participant is liable for Excise Taxes as a result of the receipt of any payments made pursuant to the Notice and this Agreement or otherwise, then Participant shall be obligated to pay back to Company, within thirty (30) days after a final IRS determination or in the event that Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Company so that Participant’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Participant’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this paragraph 7(c), Participant shall pay the Excise Taxes.

(ii)	Notwithstanding any other provision of this paragraph 7, if (a) there is a reduction in the payments to Participant as described above in this paragraph 7, (b) the IRS later determines that Participant is liable for Excise Taxes, the payment of which would result in the maximization of Participant’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if Participant’s benefits had not previously been reduced), and (c) Participant pays the Excise Tax, then Company shall pay to Participant those payments which were reduced pursuant to paragraph 7(a) or subparagraph 7(c)(i) as soon as administratively possible after Participant pays the Excise Taxes to the extent that Participant’s net after-tax proceeds with respect to the payment of the Payments are maximized.

8.	Withholding Taxes. The Participant agrees that,

(a)	Obligation to Pay Withholding Taxes. Upon the vesting of any portion of the Award of SPSUs and the Dividend Equivalents and Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment or vesting. The Company’s obligation to make payment or deliver Shares to settle the vested SPSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Dividend Equivalent, cash or Shares issued in connection with the vesting or Retained Distribution, as applicable, or any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

(b)

Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with a vesting with any Shares that may be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the closing price of a Share as reported on the New York Stock Exchange Composite Tape on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time.

(c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with stock must be made on or prior to the Tax Date and will be irrevocable once made.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in the Notice, this Agreement, the Terms and Conditions and the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Return of Value of SPSUs to the Company. A breach by the Participant of any restrictions set forth in the Participant’s Confidentiality and Invention Assignment Agreement or Confidentiality, Non-Competition and Proprietary Rights Agreement, as applicable, or any confidentiality agreement, employment agreement or offer letter between the Company or any of its Affiliates and the Participant, a breach by the Participant of the Company’s Standards of Business Conduct, or a breach by the Participant of any of the other restrictions, terms and conditions of the Plan, the Terms and Conditions, including Section 8 thereof, the Notice or this Agreement, with respect to any of the SPSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause such SPSUs and any Dividend Equivalents or Retained Distributions relating thereto not to be fully earned and unrestricted and will obligate the Participant to return immediately to the Company the gross proceeds received in settlement of any vested SPSUs. Except as the Committee may otherwise determine in its sole discretion, the Participant shall return Company Shares equal to the number of Shares delivered in settlement of any vested SPSUs if such SPSUs were settled in Shares or Participant shall pay cash equal to the value of cash paid to Participant in settlement of any vested SPSUs if such payment was made in cash.

11.

Right of Company to Terminate Employment. Nothing contained in the Plan, the Terms and Conditions, the Notice or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the SPSUs and related Dividend Equivalents and Retained Distributions covered by the

Notice and this Agreement may be forfeited as a result of such termination. The granting of the SPSUs under the Notice and this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to AOL Inc. at 770 Broadway, New York, New York, 1003, attention: General Counsel, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Committee has plenary authority to interpret the Notice, this Agreement, the Plan and the Terms and Conditions, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Committee may from time to time modify or amend the Notice and this Agreement in accordance with the provisions of the Plan and the Terms and Conditions, provided that no such amendment shall adversely affect the rights of the Participant under the Notice or this Agreement without his or her consent.

14.	Successors and Assigns. The Notice and this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan, Terms and Conditions and Documents. The Participant agrees and acknowledges that he or she has received and read a copy of the Terms and Conditions and the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

16.	Governing Law. The Notice and this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction. The Participant consents to personal jurisdiction in the state and federal courts of the State of New York in any proceeding concerning the SPSU Award. Any and all disputes between the Participant and the Company or any Affiliate relating to the SPSU Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon the Notice and this Agreement.

18.	Submission to Jurisdiction; Service of Process. Any and all disputes between a Participant and the Company or any Affiliate relating to the Award granted hereunder shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of or based upon the Notice and this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that the Notice and this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.

Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of SPSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding SPSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

20.	Compliance With Securities Laws. Notwithstanding any other provision of the Plan, the Terms and Conditions, the Notice or this Agreement to the contrary, absent an available exemption to registration or qualification, the Company shall not be required to issue or transfer Shares to the Participant in settlement of its obligations herein prior to the completion of any registration or qualification of the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

21.	Legend on Certificates. The certificates representing the Shares issued or transferred to the Participant by the Company in settlement of its obligations herein shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

22.	Representations, Warranties and Agreements Relating to Securities Laws. As a condition to the Company’s issuance or transfer to the Participant of any Shares in settlement of its obligations herein, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with the Notice and this Agreement.

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